VIRGINIA MINES INC.

NOTICE OF THE ANNUAL
MEETING OF SHAREHOLDERS

NOTICE ISHEREBY GIVEN that the Annual Meeting of the Shareholders (the “Meeting”) of Virginia Mines Inc. (the “Corporation”) will be held in Room Jacques-Cartier, Fairmont le Château Frontenac, 1 des Carrières Street, Québec City, Québec, on June 17, 2009, at 10:00 a.m. (Quebec time) for the following purposes:

  to receive and consider the financial statements of the Corporation for the year ended February 28, 2009 together with the auditors’ report;
  to elect the directors;
  to appoint the auditors and authorize the Board of Directors to fix the auditors’ remuneration; and
  to transact such other business that may properly come before the Meeting.

Québec City, May 14, 2009

By order of the Board of Directors

(s) André Gaumond
__________________________

André Gaumond
President and Chief Executive Officer

Since it is desirable that as many shares as possible be represented and voted at the Meeting, the shareholder who is unable to attend the Meeting in person is urged to complete and return the enclosed proxy form.